EXHIBIT 1.A.(13)(s)

Pruco Life Insurance Company of New Jersey



| Insured                               | Rider for Policy No.
|                                       |
|      John Doe                         |      XX XXX XXX
|_____________________________________  |______________________________________


MILITARY AVIATION RISK EXCLUSION

CONDITIONS OF EXCLUSION.--We will pay the limited payment we describe below, and not what we would otherwise pay, if (1) the Insured dies as a result of travel by, or descent from, any aircraft operated by or for any armed forces; and (2) the Insured had any duties or acted in any capacity other than as a passenger at any time during the flight. As used here, the word aircraft includes rocket craft or any other vehicle for flight in or beyond the earth's atmosphere.

LIMITED PAYMENT.--The limited payment will be (1) the sum of the premiums that were paid for this contract minus any expense and insurance charges made for insurance coverage on persons other than the Insured, minus (2) any contract debt adjusted for unearned loan interest, minus (3) any partial surrenders made under the contract (including surrender charges). But if the reserve for the contract, when computed as we state under Reserves, is greater than the amount we describe here, the limited payment will be equal to the reserve. Also, the limited payment will never be more than we would have paid if this Exclusion were not in the contract.

The limited payment will be payable to the beneficiary for insurance otherwise payable upon the Insured's death.

PAID-UP AND OTHER INSURANCE ON THE INSURED'S LIFE.--This Exclusion also applies to any paid-up insurance on the Insured that takes effect in accord with any such provision that may be in the contract. We will put this Exclusion in any contract on the Insured's life to which you change, or for which you exchange, this contract or any of its benefits.

PAID-UP INSURANCE ON OTHER PERSONS.--This contract might include insurance on the life of someone other than the Insured. And it might have a provision that makes that insurance paid-up if the Insured dies. This Exclusion will not affect any such provision.

EFFECT OF INCONTESTABILITY.--In any case where this Exclusion applies, the Incontestability provision of this contract will not be deemed to make us pay more than as we state under Limited Payment.

RESERVES.--We might have to compute a reserve to find the limited payment. If so, the reserve will be equal to the contract value on the date of the Insured's death less any contract debt adjusted for unearned loan interest.


                            | RIDER ATTACHED TO AND MADE A PART OF THIS CONTRACT
                            |
                            | Pruco Life Insurance Company of New Jersey,
                            |
                            | By /s/ [SPECIMEN]
                            |                  Secretary
                            |
                            | Date December 1, 1984     Attest M. Smith
                            |___________________________________________________
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PLIY 49--84
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                                     II-221